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                                                                   EXHIBIT 10.65



                             TERMINATION AGREEMENT

         TERMINATION AGREEMENT (the "Agreement") dated as of May 25, 1995, by and between Lomas Financial Corporation, a Delaware corporation (the "Company") and Robert E. Byerley, Jr. ("Consultant").

         WHEREAS, Consultant and the Company entered into an Employment Agreement dated as of April 1, 1993 (the "Employment Agreement");

         WHEREAS, effective March 29, 1995, Consultant participated in the enhanced pension program offered by the Company and the parties terminated the Employment Agreement;

         WHEREAS, Consultant and the Company entered into a Consulting Agreement dated March 29, 1995 (the "Consulting Agreement");

         WHEREAS, Consultant wishes to resign from his positions with the Company and its affiliates and the parties desire to terminate the Consulting Agreement; and

         WHEREAS, the Company and Consultant desire to enter into this Agreement to provide, among other things, for the payment to Consultant of certain termination benefits upon termination of the consulting relationship between the Company and Consultant;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and in cancellation and settlement of all obligations under the Consulting Agreement, the parties agree as follows:

         1. Termination of Engagement. Consultant's engagement by the Company will be terminated effective May 31, 1995 (the "Termination Date"). Effective the Termination Date, Consultant





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will resign from all positions held with the Company or any of its affiliates.
Consultant's secretary, Deborah Nesbitt, will be terminated on the Termination Date but will receive as severance pay (in lieu of any payment under the Company severance plan) fifty percent (50%) of her current annual base salary.

         2. Termination Benefits. (a) On May 31, 1995 the Company will pay Consultant $55,000 in lieu of his termination benefits under Paragraph 7(a) of the Consulting Agreement and $101,067 in lieu of the Deferred Payment (as such term is defined in the Consulting Agreement). Upon receipt of the amounts specified in this paragraph, Consultant and the Company will jointly notify Bank One, Texas, N.A. that it is to release to the Company the letter of credit securing payment of the Deferred Payment.

         (b) Consultant shall not be eligible to participate in the "success bonus" arrangement, attached as Exhibit "A" to the Consulting Agreement, established by the Compensation Committee of the Board of Directors for senior executives of the Company in connection with the sale of all or a substantial portion of the Company.

         (c) (i) Consultant will be eligible to participate in the Company's welfare plans as amended from time to time to include group medical plan, group life plan and group accidental death and dismemberment plan at the employee premium rate until May 31, 1997 and, thereafter, on the basis and for the remainder of the period set forth in the enhanced pension program offered by the Company; provided, however, that Consultant's right to such continued





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participation shall cease if Consultant receives comparable coverage as a result of future employment. In the event that Consultant's participation in any such welfare plan is barred, the Company shall arrange to provide Consultant with benefits substantially similar to those which Consultant would otherwise have been entitled to receive under such welfare plans from which his continued participation is barred.

         (d) All 30,000 outstanding stock options with an exercise price of $8.25 granted to Consultant shall be fully vested and shall expire on May 31, 1997 and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this Paragraph 2(d).

         (e) Consultant shall continue to be eligible to participate in the "Stock Based Incentive Compensation Plan" arrangement, attached to the Consulting Agreement as Exhibit "B", established by the Compensation Committee of the Board of Directors for senior executives of the Company.

         (f) It is intended that the amounts paid hereunder to Consultant shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

         (g)  Consultant expressly acknowledges and agrees that the





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termination benefits described in this Paragraph 2 constitute the only benefits to which Consultant is entitled as a result of Consultant's termination and that upon execution of this Agreement by Consultant and the Company, the Consulting Agreement shall be null and void.

         3. Non-Competition. Prior to May 31, 1995, Consultant shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by the Company. During the period from March 30, 1995 through March 30, 2000, Consultant shall not directly or indirectly participate by or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise in any pending or threatened action, claim, suit or proceeding which is or threatens to become adverse to the Company or any business currently conducted by the Company, by or before any state, Federal, foreign, or other court or governmental department, commission, board, bureau, agency or instrumentality.

         4. Confidentiality. Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential





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information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant. Any provision of this Agreement to the contrary notwithstanding, Consultant's obligations pursuant to this Paragraph 4 shall survive any termination of this Agreement and Consultant's retention hereunder.

         5. Specific Performance. Consultant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 3 or Paragraph 4 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         6.  Miscellaneous.

         (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         (b)  Entire Agreement; Amendments.  This Agreement supersedes





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all prior agreements between Consultant and the Company relating to
Consultant's engagement and the termination thereof, including, without limitation, the Consulting Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 2(d) and the documents evidencing the benefits to which Consultant is entitled pursuant to Paragraphs 2(c) and (e), contains the entire understanding of the parties with respect to the retention of Consultant by the Company; provided, however, that this Agreement shall not impair any rights or benefits accrued by Consultant under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of his engagement on May 31, 1995. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and





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enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only with the consent of Consultant which consent shall not be unreasonably withheld; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

         (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Consultant by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

         (g)  Successors; Binding Agreement.

                 (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                 (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

         (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in





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writing and shall be deemed to have been duly given when delivered or mailed by
United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Lomas Financial Group or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


                                           /s/  ROBERT E. BYERLEY, J.
                                           --------------------------
                                           Robert E. Byerley, Jr.
                                           Address:  3600 N. Versailles
                                                     Dallas, Texas 75209

                                           LOMAS FINANCIAL CORPORATION


ATTEST:                                    By:  /s/ ERIC BOOTH
                                           --------------------------
                                                Eric Booth
                                                President & Chief
/s/  LOUIS P. GERGORY                           Executive Officer
--------------------------
Louis P. Gregory, Secretary
                                           Address:  1600 Viceroy Drive
                                                     Dallas, Texas 75235
         (SEAL)





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